                                 EXHIBIT 10.4

                                      TO

                              ICOS CORPORATION'S

                                   FORM 10-Q

                             FOR THE QUARTER ENDED

                              SEPTEMBER 30, 1998



     "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                                    EXHIBIT 10.4

                  RESEARCH AND DEVELOPMENT SERVICE AGREEMENT


                                    BETWEEN

                                LILLY ICOS LLC

                                      AND

                               ICOS CORPORATION

                                      AND

                             ELI LILLY AND COMPANY



                         EFFECTIVE SEPTEMBER 30, 1998

                  RESEARCH AND DEVELOPMENT SERVICE AGREEMENT

     THIS RESEARCH AND DEVELOPMENT SERVICE AGREEMENT ("AGREEMENT") is entered into as of the 30th day of September ("EFFECTIVE DATE") between ELI LILLY AND COMPANY, a corporation incorporated under the laws of Indiana ("LILLY");

     ICOS Corporation, a corporation incorporated under the laws of Delaware ("ICOS");

                                      AND

     Lilly ICOS LLC, a limited liability company organized under the laws of Delaware ("COMPANY").

                                   RECITALS

     WHEREAS, the Company desires to have a project conducted on its behalf to research and develop PDE5 Products for the [ * ] as contemplated under this Agreement; and

     WHEREAS, the Company is interested in having Lilly and ICOS perform the Project by providing services in connection with the research and development of PDE5 Products; and

     WHEREAS, the Company, ICOS and Lilly believe that each party can bring significant and complementary strengths to the Project and wish to proceed in accordance with the terms of the following Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter recited, the parties agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

     When used in this Agreement, each of the following terms shall have the meanings as set forth below:

     1.1   "[  *  ]" OR "API" shall mean [  *  ].



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     1.2   "AFFILIATE" shall have the meaning as set forth in the LLC Agreement, except the parties shall not be deemed to be Affiliates of each other.

     1.3 "ANNUAL PROJECT OPERATIONAL PLAN" shall have the meaning as set forth in Section 3.4(b) of this Agreement.

     1.4 "BACKGROUND TECHNOLOGY" shall have the meaning as set forth in the PDE5 License Agreement. For purposes of this Section 1.4 of this Agreement, "PDE5 License Agreement" means the PDE5 License Agreement to be entered into between the Company and ICOS as of the date even herewith that is attached as Exhibit B to the LLC Agreement.

     1.5 "CALENDAR QUARTER" shall mean the three (3) month period ending on March 31, June 30, September 30, or December 31.

     1.6   "CALENDAR YEAR" shall mean the twelve month period ending on December
31.

     1.7 "COMPANY TECHNOLOGY" SHALL mean: (a) Background Technology and (b) any technology (including, without limitation, any Patents, Patent Applications, trade secrets, know-how or other information) owned or controlled by the Company and its Affiliates, with right to license (or sublicense) including, without limitation, ICOS Enabling Technology, Lilly Enabling Technology and PDE5 Project Inventions.

     1.8 "DILIGENT EFFORTS" shall mean at least that degree of effort that is consistent with that effort used by ICOS and Lilly in developing and commercializing its respective other products in countries of similar commercial potential and at similar stages of development. For avoidance of any doubt, Diligent Efforts, as used in this Agreement, shall not be construed to require either ICOS or Lilly to assign, license or otherwise transfer intellectual property to the Company.

     1.9 "EFFECTIVE DATE" shall mean the date indicated at the beginning of this Agreement.

     1.10   "FIELD" shall mean [  *  ].

     1.11 "FTE" means a full-time equivalent person Calendar Year (or [ * ] /Calendar Year or [ * ]/Calendar Quarter or 12 months/Calendar Year) within each party's respective research and development organizations of Project Services carried out by the employees of the parties (specifically excluding Project Services carried out by Third Parties including, without limitation, Project Services carried out by consultants, outside contractors, and temporary employees). The FTE rate for Project



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Services carried out under this Agreement during 1998 and 1999 Calendar Years shall be [  *  ]. FTE Rate is calculated using the methodology described in
SCHEDULE 1.11 of this Agreement.

     Commencing on the first Calendar Quarter of 1999 and for each Calendar Year thereafter, the FTE rate will be validated and adjusted (if appropriate) for the next Calendar Year immediately following the Calendar Quarter in which the validation occurred. Such FTE rate will be validated by [ * ]. The FTE rate for the Calendar Year immediately following the Calendar Quarter in which the validation occurred shall be adjusted to [ * ].

     1.12 "IC351" shall mean the PDE5 Agent, commonly referred to by ICOS as IC351.

     1.13 "ICOS ENABLING TECHNOLOGY" shall mean: (a) any Patent or Patent Application, trade secret, know-how or other information that is necessary or useful to use, make, have made, sell, offer for sale, and import an API, PDE5 Agent or PDE5 Product that ICOS, in its sole discretion, elects in writing to include within the scope of the Project and that is owned or controlled by ICOS or its Affiliates, with right to license (or sublicense); and (b) any Patent, Patent Application, trade secret, know-how or other information that: (i) is owned or controlled by ICOS or its Affiliates, with right to license (or sublicense); (ii) was developed or discovered outside the Project or not included in PDE5 Project Inventions; (iii) was, in rendering Project Services, incorporated in the development of an API, PDE5 Agent or PDE5 Product, including, without limitation, their use or method of manufacture; and (iv) covers or relates to the composition, use or method of making an API, PDE5 Agents or PDE5 Product. ICOS Enabling Technology does not include Background Technology.

     1.14 "JOINT INVENTIONS" shall mean: inventions that arose from the Project Services and as to which one or more employees from both ICOS and Lilly (or any of their Affiliates) would be inventors under the patent laws of the United States.

     1.15 "LILLY ENABLING TECHNOLOGY" shall mean: (a) any Patent, Patent Application, trade secret, know-how or other information that is necessary or useful to use, make, have made, sell, offer for sale, and import an API, PDE5 Agent or PDE5 Product that Lilly, in its sole discretion, elects in writing to include within the scope of the Project and that is owned or controlled by Lilly or its Affiliates, with right to license (or sublicense); and (b) any Patent, Patent Application, trade secret, know-how or other information that: (i) is owned or controlled by Lilly or its Affiliates, with right to license (or sublicense); (ii) was developed or discovered outside the Project or not included in PDE5 Project Inventions; (iii) was, in rendering Project Services, incorporated in the



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development of an API, PDE5 Agent or PDE5 Product, including, without limitation, their use or method of manufacture and (iv) covers or relates to the composition, use or method of making an API, PDE5 Agents or PDE5 Product.

     1.16 "LLC AGREEMENT" shall mean the Limited Liability Company Agreement of Lilly ICOS LLC entered into by and between ICOS and Lilly of even date herewith.

     1.17 "MANUFACTURING PLAN" shall mean the plan that details the overall manufacturing plan, which shall address fully, consistent with the terms of this Agreement, the key elements reasonably necessary for the clinical and commercial manufacture and control (including, without limitation, analytical methods for raw materials and component release, in process control, release and stability testing) of the API and the PDE5 Product and the Project Services related thereto reasonably necessary to achieve the goals of the Project including, without limitation, Project Services reasonably necessary to ensure the [ * ]. Except as the Company may otherwise determine, in developing a Manufacturing Plan the Product Team shall consider, without limitation, establishing procedures and assigning responsibilities reasonably necessary to address the items set forth in the [ * ] attached hereto as SCHEDULE 1.17.

     1.18 "PATENT" shall mean (a) Letters Patent and utility models, including, without limitation, any extension, continuations, divisionals, continuation-in-part, registration, confirmation, reissue, re-examination, Supplementary Protection Certificate or renewal thereof, and any and all foreign equivalents thereof and (b) any rights that are granted by a Patent granting authority thereunder.

     1.19  "PATENT APPLICATION" shall mean an application for Patent.

     1.20  " PDE5" shall mean the [  *  ] phosphodiesterase.

     1.21  "PDE5 AGENT" means [  *  ].

     1.22  "PDE5 PRODUCT" shall mean [  *  ].

     1.23 "PDE5 PROJECT INVENTIONS" shall have the meaning set forth in Section 7.1.

     1.24 "PRODUCT TEAM" shall mean the team consisting of ICOS and Lilly personnel assigned by ICOS and Lilly to carry out the Project. The Product Team Leader is a member of the Product Team.



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     1.25  "PRODUCT TEAM LEADER" shall mean such person mutually designated by
ICOS and Lilly as the Product Team Leader. The Product Team Leader shall be responsible for, among other things, coordinating the activities of the Product Team.

     1.26  "PRODUCT TEAM LIFECYCLE PLAN" shall have the meaning set forth in
Section 3.4(a) of this Agreement.

     1.27 "PROJECT" shall mean the collaborative research, development and other efforts to be conducted by ICOS and Lilly, for and on behalf of the Company, as contemplated under this Agreement.

     1.28  "PROJECT GUIDELINES" shall mean, as the case may be, either:

           (a) The then-current (i) Product Team Lifecycle Plan (as approved by the Company), (ii) Annual Project Operational Plan (as approved by the Company);
(iii) the terms set forth under this Agreement; and (iv) other guidelines and policies as may be established by the Company from time to time; or
                                                                 --

           (b) In connection with the first [ * ] following the Effective Date and only to the extent a Product Team Lifecycle Plan and Annual Project Operational Plan has not been approved by the Company the (i) [ * ] Plan; (ii) the terms set forth under this Agreement; and (iii) other guidelines and policies as may be established by the Company from time to time.

     1.29 "PROJECT SERVICES" the services rendered and to be rendered by ICOS and Lilly for and on behalf of the Company pursuant to this Agreement that are reasonably necessary to carry out the Project.

     1.30  "QUARTERLY PROJECT REPORT" shall have the meaning set forth in
Section 3.4(d) of this Agreement.

     1.31 "REGULATORY APPROVAL" shall mean all authorizations by the appropriate governmental entity or entities necessary for commercial sale of PDE5 Product including, without limitation, approval of labeling, price, reimbursement and manufacturing.

     1.32 "REGULATORY PLAN" shall mean that plan that details the overall regulatory plan of the Company which shall address fully, consistent with the terms of this Agreement, the key elements of achieving the goals of the Project as such goals relate to obtaining Regulatory Approval for PDE5 Product and compliance with relevant regulatory requirements. The Regulatory Plan will include, without limitation, regulatory agency filing responsibilities and procedures, ownership of regulatory submissions, regulatory agency communication, formulary and marketing approval strategy and



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adverse event reporting. Except as the Company may otherwise determine, the proposed Regulatory Plan will be prepared by the Product Team for Company approval and will be consistent with the guidelines set forth in the [ * ] attached hereto as SCHEDULE 1.32.

     1.33 "RESEARCH PLAN" shall mean that plan that details the overall Research Program, which shall address fully, consistent with the terms of this Agreement, the key elements reasonably necessary for achieving the goals of the Research Program. The parties hereby agree that part of the Research Program may include, without limitation, [ * ].

     1.34  "RESEARCH PROGRAM" means the program described in subsection (b) of
Article 2 of this Agreement.

     1.35 "THIRD PARTY" shall mean any party that is not a party or Affiliate of any party to this Agreement.

                                   ARTICLE 2
                           PROJECT CHARTER AND SCOPE

     Consistent with the terms described herein, the Company wishes to engage ICOS and Lilly to provide Project Services for and on behalf of the Company, and ICOS and Lilly agree to collaborate in rendering such Project Services to Company. ICOS and Lilly shall use Diligent Efforts in carrying out Project Services and shall cooperate with each other on matters related thereto. As more fully described in this Agreement, ICOS and Lilly shall carry out Project Services through the Product Team in accordance with the Project Guidelines.
The immediate goals of the Project shall be as follows:

          [  *  ].

                                   ARTICLE 3
                               PROJECT SERVICES

     3.1 GOVERNING AUTHORITY OF PROJECT. The Project shall be conducted by the Product Team. The Project Services provided by the Product Team to the Company will be carried out in accordance with the Project Guidelines. The parties recognize that the Product Team may engage Third Parties to provide services with respect to certain aspects of the Project Services provided that such engagement of Third Parties is in accordance with the Project Guidelines.

     Notwithstanding anything to the contrary in this Agreement, the Company shall be the ultimate authority with respect to all matters and activities under this Agreement and, therefore, to the extent it deems appropriate it may at any time accept, reject or modify



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any proposal of the Product Team for providing Project Services as well as, without limitation, discontinue the Project, disband or redirect the Product Team or terminate this Agreement.

     All Project Services shall be carried out in compliance with any applicable laws including, without limitation, federal, state, or local laws, regulations, or guidelines governing the work at the site where such work is being conducted. In the event any party receives notice of an inspection or notification by a governmental entity, including the FDA, relating to the Project, the party receiving such inspection or notification will notify the other parties as soon as possible but in no event later than twenty-four (24) hours after the receipt of such notice or notification is received, and provide to such other parties, within seventy-two (72) hours, copies of all documents and other correspondence and notifications, as such other parties may request. The parties each agree to cooperate with each other during any inspection, investigation or other inquiry by the FDA or any other governmental entity, including providing information and/or documentation, as requested by the FDA or other governmental entity, or any of the parties to this Agreement. The parties each also agree to discuss any response to observations or notifications received and to give the other parties an opportunity to comment on any proposed response before it is made.
In the event of disagreement concerning the form or content of such response, however, the Company will be responsible for deciding the appropriate form and content of any response with respect to the PDE5 Product ("Regulatory Response"). Each party agrees to conform its respective activities, with respect to the PDE5 Product, only to any commitments made by such party in a Regulatory Response.

     3.2 PRODUCT TEAM. The Product Team shall consist of such number of Lilly and ICOS personnel as such parties reasonably deem necessary to carry out the Project Services in accordance with the Project Guidelines. One member of the Product Team shall be designated by ICOS and Lilly as the Product Team Leader. ICOS and Lilly will have reasonable access on an informal basis to the other's personnel assigned to the Product Team. The parties acknowledge that maintaining the continuity of certain functional members on the Product Team (including the Product Team Leader) is of key importance to the success of the Project and, therefore, ICOS and Lilly agree that each will, to the extent practicable, make good faith efforts to minimize changes to Product Team membership under circumstances where such continuity loss would likely have an adverse impact on the Project.

     3.3 MEETINGS AND DECISIONS OF THE PRODUCT TEAM. Except as Company may otherwise determine, the Product Team shall meet (including meeting by teleconference) at least on a monthly basis to discuss the status of the Project and matters related thereto. Decisions of the Product Team shall be made by consensus regarding matters related to Project Services including, without limitation, matters such as which party (ICOS, Lilly or a Third Party) should carry out a particular Project Service as contemplated under this

Research and Development Service Agreement - Confidential - Page 7
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Agreement. If the Product Team fails to agree on a particular matter, such matter shall be referred to the Company for resolution.

     3.4 PLANS & REPORTS. Except with respect to the [ * ] Plan as described below in this Section 3.4(c), the Product Team shall prepare the following plans and reports:

          (a) PRODUCT TEAM LIFECYCLE PLAN.  The Product Team shall prepare
[ * ] an overall Product Team Lifecycle plan (the "PRODUCT TEAM LIFECYCLE PLAN"). The Product Team Lifecycle Plan will provide the Product Team with
[ * ]. The Product Team Lifecycle Plan (as amended) shall not become effective until such plan is [ * ]. Except as [ * ] may otherwise determine, the initial Product Team Lifecycle Plan shall be prepared for [ * ]. Attached hereto as SCHEDULE 3.4(A) is [ * ].

          (b) ANNUAL PROJECT OPERATIONAL PLAN. Except as otherwise provided in this Section 3.4(b) or [ * ] may otherwise require, the Product Team will annually prepare and submit for approval [ * ] an annual operational plan consistent with the then-current Product Team Lifecycle Plan no later than [ * ] for each subsequent Calendar Year that immediately precedes the Calendar Year at issue. The Annual Project Operational Plan shall include, without limitation, [ * ]. The initial Annual Project Operational Plan shall be prepared for Company approval [ * ]. The first Annual Operational Project Plan shall cover the period commencing as of the Effective Date and expire on December 31, 1999, thereafter, each Annual Project Operational Plan shall only pertain to the Calendar Year at issue.

          (c) [  *  ] PLAN.  The Project Services conducted by the Product
Team hereunder for [ * ] following the Effective Date shall be carried out in accordance with the plan entitled [ * ] that has been mutually agreed to and exchanged between ICOS and Lilly concurrent with the execution of this Agreement.

          (d) QUARTERLY REPORTS. The Product Team will provide to the Company a quarterly status report of Project Services provided to the Company for a particular Calendar Quarter (the "Quarterly Project Report"). The Quarterly Project Report shall include, without limitation, the progress to date and any other matters that the Company may deem appropriate

          (e) MONTHLY STATUS REPORTS. The Product Team, on a monthly basis, will prepare a report for the Company generally summarizing the status of the Project including, without limitation, important events, personnel changes, learning points and other matters that the Product Team may deem appropriate that occurred during the month at issue (the "Monthly Status Report").



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     3.5   NO DEBARMENT.  Each party represents and warrants to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and will upon request each party will certify in writing to the other parties that neither such party, its employees, nor any person providing services on behalf of such party in connection with the Project Services contemplated by this Agreement has been debarred under the provisions of such Act.

                                   ARTICLE 4
                            PROJECT SERVICE FUNDING

     4.1   FTE FUNDING, REIMBURSEMENT OF THIRD PARTY EXPENSES.

     (a) FTE FUNDING. For Project Services rendered in accordance with Project Guidelines after the Effective Date, Company agrees to pay ICOS and Lilly, as applicable, under this Agreement. Except as otherwise provided for in this Article 4, payment by Company for Project Services hereunder shall be based on the FTE rate set forth in Section 1.10 of this Agreement.

     (b) REIMBURSEMENT OF THIRD PARTY COSTS. In the event that Third Parties are utilized with respect to the Project, Company shall only reimburse
                                                                ----
[  *  ].

     Except as set forth in this Section 4.1(b) or to the extent Third Party costs are used in determining the FTE rate, ICOS and Lilly shall not be entitled to any compensation or reimbursement with respect to Third Party cost incurred in connection with Project Services rendered hereunder. Notwithstanding the foregoing, the parties hereby acknowledge that to the extent that Third Party costs are included in determining the FTE rate under this Agreement, such Third Party cost shall not be reimbursable under this Section 4.1(b) of this Agreement.

     4.2 QUARTERLY REPORT/INVOICE. Within [ * ] following the end of each Calendar Quarter, ICOS and Lilly each shall prepare a report ("Invoice") detailing any Third Party costs incurred, together with the [ * ] during such Calendar Quarter. Within [ * ] following the end of each Calendar Quarter, ICOS and Lilly each will forward its Invoice to the Company with a copy to the other party for review and approval by a designated representative of each party. If an objection by a party with respect to an Invoice is not raised within [ * ] of receipt thereof, such Invoice will be deemed approved (such approval shall not be construed as a waiver of any audit or other rights related thereto). Once approved as described above in this Section 4.2, each invoice will be submitted to the Company for payment in accordance with the terms set forth in Section 4.3 of this Agreement. If necessary, adjustments or corrections to an invoice as agreed to by both ICOS and Lilly will be made to the Invoice before it is submitted for payment. Otherwise adjustments will be made in the subsequent Invoice. Company, or its



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representatives, shall have the right to audit both ICOS and Lilly records with respect to such reports, in accordance with Section 5.2 of this Agreement.

     4.3   PROJECT PAYMENTS. Company shall make the payments due under this
Article 4 on a quarterly basis due to ICOS and Lilly, net fifteen (15) days after approval (including a deemed approval as described above in Section 4.2) of an Invoice as described in Section 4.2 of the Agreement.

     4.4 CAPITAL EXPENDITURES FOR PROJECT PURPOSES. ICOS and Lilly each shall be [ * ]. Any deviation from this Section 4.4 shall be approved in writing by the Company.

     4.5 SUBCONTRACTING PERMITTED. The Company acknowledges and agrees that portions of the work involved in the Project may be performed on behalf of Company by Third Parties hired by ICOS or Lilly, provided that for any significant subcontract Company shall have previously approved the hiring of a Third Party to handle such matter and also the cost associated thereto (such approval may occur in the Annual Project Operational Plan). Moreover, in connection with Third Party subcontractors, ICOS or Lilly, as applicable, shall first, prior to engaging a Third Party to perform Project Services, have obtained written confidentiality agreements with the subcontractors and written assignments of all patent rights and know-how that such subcontractors may develop by reason of work performed under this Agreement. Finally, except as the Company may otherwise determine, in connection with Third Party subcontractors, such subcontractors, as applicable based on the services to be performed by such subcontractor, shall be required to conduct services for Project purposes in accordance with current Good Manufacturing Practices ("cGMP"), current Good Laboratory Practices ("cGMP") and current Good Clinical Practices ("cGCP"). In reimbursing ICOS and Lilly, as applicable for the costs associated with such Third Parties' work, ICOS and Lilly shall provide Company with all reasonable documentation of such costs as may be required by Company.

                                   ARTICLE 5
                           RECORD-KEEPING AND AUDITS

     5.1 RECORDS KEEPING. Each Party shall record, to the extent practical, all information relating to the Project in written form. To the extent practical, such written records shall be kept separately from written records documenting other research and development of such party. All such written records of each party shall be maintained in a form sufficient to satisfy regulatory authorities. Each party shall require its employees and consultants to disclose any inventions relating to the Project in writing promptly after conception. Furthermore, the parties, as applicable, shall keep complete and
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records pertaining to the Project Services rendered by such party in sufficient detail to permit the other parties to confirm such Project Services.

     Except as the Company may otherwise require, records shall be maintained for the following periods:

           (a) ACCURACY OF BILLING. For those records maintained for the sole purpose of verifying the accuracy of any payment due hereunder, such records shall be maintained for a [ * ] period following the Calendar Year in which any such Project Services were rendered hereunder.

           (b) R&D RECORDS. For all records pertaining to information regarding research and development conducted hereunder such records shall be maintained for the later of either: (i) a [ * ] period following the Calendar Year in which any such research and development efforts were made hereunder; or (ii) such other period as is necessary to comply with applicable regulatory requirements. Neither party will destroy or otherwise dispose of records as described under this Section 5.1(b) without the written consent of the other parties, such consent not to be unreasonably withheld.

           (c) REGULATORY FILINGS. For those records pertaining to regulatory filing and other regulatory commitments (e.g. manufacturing tickets, manufacturing procedures, etc.) such records shall be maintained for the later of either: (i) such period as is mutually agreed upon between the parties in writing; or (ii) such other period as is necessary to comply with applicable regulatory requirements. Neither party will destroy or otherwise dispose of records as described under this Section 5.1(c) without the written consent of the other parties, such consent not to be unreasonably withheld.

     5.2 GENERAL AUDIT REQUEST. Each of the parties shall have the right to request an audit of such records (to the extent relevant to the issue at hand), at its own expense and on an annual basis, to determine, with respect to any of the [ * ], the correctness of any report or payment made under this Agreement. If a party desires to audit such records, it shall utilize the independent, certified public accountant of the audited party, to examine such records. Such accountant shall be instructed to provide the party desiring the audit a report on the findings of the agreed upon procedures which verifies any previous report made or payment submitted by the audited party during such period. The expense of such audit shall be borne by the auditing party; provided, however, that if an error in favor of the auditing party of more than [ * ] is discovered, then such expenses shall be paid by the audited party. Any information received by a Party pursuant to this Section 5.2 shall be deemed to be confidential information hereunder.

     Upon the expiration of [ * ] following the end of any calendar year, the audit right hereunder shall expire with respect to such Calendar Year and the calculation of



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amounts payable with respect to such Calendar Year shall be binding and conclusive upon both parties and each party shall be released from any liability or accountability with respect to payments for such Calendar Year.

     5.3 QUALITY ASSURANCE AUDIT REQUEST. Except as the parties may otherwise agree in writing, ICOS and Lilly shall each have the right to conduct reasonable quality assurance audits with respect to all facilities, operations and laboratories where Project Services are conducted and to verify their conformance with applicable cGMP, cGLP, cGCP and other regulatory requirements. Such audits shall only be conducted upon reasonable notice during reasonable business hours.

     5.4 SURVIVAL. This Article 5 shall survive any termination of this Agreement for a period of [ * ].

                                   ARTICLE 6
                                   LICENSES

     6.1 RESEARCH LICENSE FROM COMPANY TO ICOS. Company hereby grants to ICOS [ * ] license under Company Technology but only to the extent useful or
                                         --------
necessary to fulfill Project Service obligations under this Agreement.

     6.2 RESEARCH LICENSE FROM COMPANY TO LILLY. Company hereby grants to Lilly [ * ] license under Company Technology but only to the extent useful or
                                               --------
necessary to fulfill Project Service obligations under this Agreement. This license as set forth in this Section 6.2 of this Agreement shall not be construed to limit the license agreement of even date herewith by and between Company and Lilly.

     6.3   OTHER LICENSE FROM COMPANY TO ICOS.  Company hereby grants to ICOS
[ * ] license, with right to sublicense, to use PDE5 Project Inventions to make, have made, use, sell, offer for sale and import products that are not, or do not incorporate, an [ * ].

     6.4 OTHER LICENSE FROM COMPANY TO LILLY. Company hereby grants to Lilly a [ * ] license, with right to sublicense, to use PDE5 Project Inventions to make, have made, use, sell, offer for sale and import products that are not, or do not incorporate, an [ * ].

     6.5 LICENSE FROM ICOS TO COMPANY. ICOS hereby grants Company [ * ] license, with right to sublicense, under ICOS Enabling Technology to use, make, have made, sell, offer for sale and import API, PDE5 Agents, and PDE5 Products. This license as set forth in this Section 6.5 of this Agreement shall not be construed to limit the license agreement of even date herewith by and between ICOS and Company.



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     6.6   LICENSE FROM LILLY TO COMPANY.  Lilly hereby grants Company a [  *  ]
license, with right to sublicense, under Lilly Enabling Technology to use, make, have made, sell, offer for sale and import [ * ].

                                   ARTICLE 7
                             INTELLECTUAL PROPERTY

     7.1 OWNERSHIP OF INVENTIONS. All data, inventions and discoveries (including, without limitation, any Patents, Patent Applications, trade secrets, know-how or other information) acquired or developed solely or jointly by employee(s) or agents of ICOS, Lilly or their Affiliates in the course of rendering Project Services that [ * ] shall be referred to as "PDE5 Project Inventions") shall be the property of the Company. Each party hereby assigns to the Company any PDE5 Project Inventions and shall cooperate with each other in pursuing intellectual property protection, including Patents, relating to PDE5 Project Inventions, and in executing and delivering any additional instruments required to assign, convey or transfer to the Company its interest in PDE5 Project Inventions.

     7.2 PATENT FILINGS INVOLVING PDE5 PROJECT INVENTIONS AND OTHER INVENTIONS OWNED BY COMPANY. In accordance with the Project Guidelines and direction of the Company, the Product Team shall establish, in conjunction with appropriate legal advice, an overall strategy for filing and prosecuting Patent Applications for Patents and otherwise protecting intellectual property of the Company, including, without limitation, an appropriate publication strategy as more fully described in Article 8 of this Agreement, together with addressing other pertinent matters that will maximize patent protection for the API, PDE5 Agents and PDE5 Product.

     Unless the patent strategy established by the Product Team and approved by the Company provides otherwise or the Company may otherwise determine, the Company, through the Product Team, will prepare, file, prosecute, maintain and defend Patents and Patent Applications covering PDE5 Project Inventions and other Patents and Patent Applications owned or controlled by Company. The Product Team will endeavor to ensure that Patent Applications are filed before any public disclosure by any party in order to maintain the validity of Patent Applications filed outside of the United States. In the event that either ICOS or Lilly prepare, file, prosecute and/or maintain a particular Patent Application for PDE5 Project Inventions(s) or for other inventions owned or controlled by Company, at least [ * ] prior to the contemplated filing date, such filing party shall submit to the Product Team a substantially completed draft of such Patent Application and will, in good faith, take into account, with appropriate advice of legal counsel, the Product Team's suggestions regarding such draft. The Product Team will copy ICOS and Lilly with any official actions and submissions in such Patents and Patent



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Research and Development Service Agreement - Confidential - Page 13

Applications. The Company shall [ * ] under this Section 7.2 for PDE5 Project Inventions and other inventions owned or controlled by Company.

     Unless the Company determines otherwise, should the Company elect not to file, prosecute, maintain or issue any Patent Application, or maintain a Patent issuing from any such Patent Application, for PDE5 Project Inventions or any other Patent that it may own or control with the right to license (or sublicense) in any particular country, the Company will so notify ICOS and Lilly of its intentions (the "Discontinuance Notice"). Under such circumstances ICOS and Lilly (either individually or jointly, as the case may be) shall upon providing written notice to the Company of its intention to continue to file, prosecute, maintain or issue any such Patent or Patent Application within [ * ] of receipt of the Discontinuance Notice, obtain the right to file, prosecute, maintain or issue any such Patent or Patent Application at its own expense and the Company shall grant to ICOS or Lilly (either individually or jointly, as the case may be) any necessary authority to file, prosecute, issue and maintain such Patent Application or maintain such Patent in the name of ICOS or Lilly (either individually or jointly, as the case may be). If ICOS and/or Lilly (either individually or jointly, as the case may be) elect to file, prosecute, maintain or issue any such Patent or Patent Application at its own expense, the Company shall assign such Patent or Patent Application to ICOS and/or Lilly and such Patent or Patent Application shall [ * ] notwithstanding any license agreement to the contrary. In the event that either ICOS or Lilly is assigned various rights as described in this Section 7.2, such assignee party shall grant the Company [ * ] license, [ * ], to practice any and all rights so assigned to use, make, have made, sell, offer for sale and import API, PDE5 Agents and PDE5 Products.

     7.3   [  *  ].

     7.4 NOTICE OF CERTIFICATION. Each party hereto shall immediately give notice to the other parties of any certification filed under the U.S. "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that a Company Patent is invalid or that any infringement will not arise from the manufacture, use, import, offer for sale or sale of any product by a Third Party. [ * ]. For this purpose, the Company shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the party bringing suit.

                                   ARTICLE 8
                                 PUBLICATIONS

     A publication strategy involving Public Disclosures (as defined below) will be developed by the Product Team. Publications whether written or oral including, without limitation, abstracts, posters and manuscripts covering or involving information generated



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Research and Development Service Agreement - Confidential - Page 14
within the scope of the Project (collectively, the "Public Disclosures") must be submitted for and obtain the approval of the Product Team, or designee thereof, prior to external dissemination of any Public Disclosures. The Product Team or its designee shall review each such proposed publication in order to avoid the unauthorized disclosure of a party's or Company's confidential information and to preserve the patentability of inventions and data package exclusivity arising from the research and development performed in the course of the Agreement, as well as to ensure compliance with the Company's publications strategy.

                                   ARTICLE 9
                       TERM AND TERMINATION OF AGREEMENT

     9.1 TERM. This Agreement shall become effective on the Effective Date and shall continue in effect until the Company is dissolved or this Agreement is terminated earlier as described hereunder or by mutual written agreement of the parties.

     9.2 TERMINATION FOR MATERIAL BREACH. In the event that either ICOS or Lilly are in material breach of this Agreement, Company shall have the right to terminate this Agreement after [ * ] written notice to ICOS and Lilly (collectively or individually, as the case may be, "Breaching Party") unless the Breaching Party cures the breach before the expiration of such period of time. Such notice shall set forth in reasonable detail the specifics of the breach. Similarly, in the event that the Company is in material breach of this Agreement, the party whom the breach has been committed against (either ICOS or Lilly) shall have the right to terminate this Agreement after [ * ] written notice to Company (with a copy to the other party to this Agreement) unless the Company cures the breach before the expiration of such period of time. Such notice shall set forth in reasonable detail the specifics of the breach.

     9.3 VOLUNTARY TERMINATION BY COMPANY. The Company may terminate this Agreement for any reason at any time during the term of this Agreement and such termination shall be effective on [ * ] written notice to each party. During such [ * ], each party shall appropriately commence wind down efforts including reasonable termination of its efforts under the Project and Company shall be responsible for costs incurred under the Project for such period; but only to the extent that such costs are unavoidable costs and expenditures, including necessary expenses associated with personnel, non-cancelable commitments and cash outlays in connection with the Project that cannot be avoided, including, without limitation, all equipment ordered therefor which is non-cancelable or non-returnable, even if such costs and expenditures are paid



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Research and Development Service Agreement - Confidential - Page 15
after such [ * ] period provided such costs and expenses arise out of commitments incurred prior to termination.

     9.4 TERMINATION UPON INSOLVENCY. This Agreement may be terminated by a party hereto upon notice to the other parties should a party:

           (a)  become insolvent; or

           (b) file a petition under any bankruptcy or insolvency law or have any such petition filed against it which has not been stayed within [ * ] of such filing.

     9.5 LLC MEMBERSHIP CHANGE. Except under circumstances that are described in Section 13.4 of the LLC Agreement (which shall be handled in accordance with the provisions thereunder), Lilly shall have the right, but not the obligation, to terminate this Agreement if either Lilly or ICOS ceases to be a Member (as defined in Section 1.1 of the LLC Agreement) of the Company. Similarly, except under circumstances that are described in Section 13.4 of the LLC Agreement (which shall be handled in accordance with the provisions thereunder), ICOS shall have the right, but not the obligation, to terminate this Agreement if either ICOS or Lilly ceases to be a Member of the Company. Termination under this Section 9.5 shall be effective upon [ * ] written notice from the party that desires to exercise such termination right to the other parties.

     9.6 SURVIVAL. Termination of the Agreement shall not affect any accrued rights of either party or obligations of the parties or the provisions. of Sections 6.3, 6.4, 6.5, 6.6, 11.12 and the last sentence of Section 7.2 and Articles 5 and 10 of this Agreement.

                                  ARTICLE 10
                                 GOVERNING LAW

     The Agreement shall be governed by the laws of the State of Delaware, without regard to Delaware choice of law provisions.

                                  ARTICLE 11
                           MISCELLANEOUS PROVISIONS

     11.1 NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed as evidenced by the postmark at the point of mailing or a confirmed facsimile transmission.



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Research and Development Service Agreement - Confidential - Page 16

     All notices to Lilly shall be addressed to Lilly as follows:

     Eli Lilly and Company
     Lilly Corporate Center
     Indianapolis, IN 46285
     Attention:  General Counsel
     Fax: (317) 276-4152

     All notices to Company shall be addressed as follows:

     Lilly ICOS LLC
     c/o Eli Lilly and Company
     Lilly Corporate Center
     Indianapolis, IN 46285
     Attention:  General Counsel
     Fax: (317) 276-4152

     and:

     Lilly ICOS LLC
     c/o ICOS Corporation
     22021 - 20th Avenue S.E.
     Bothell, Washington 98021
     Attention: Legal Department
     Facsimile: (425) 398-8950

     with a copy to:

     Perkins Coie LLP
     1201 Third Avenue, 40th Floor
     Seattle, Washington 98101-3099
     Attention: James R. Lisbakken, Esq.
     Facsimile: (206) 583-8500

     All notices to ICOS shall be addressed as follows:

     ICOS Corporation
     22021 - 20th Avenue S.E.
     Bothell, Washington 98021
     Attention: Legal Department
     Facsimile: (425) 398-8950

Any party may, by written notice to the others, designate a new address or fax number to which notices to the party giving the notice shall thereafter be mailed or faxed.



      Research and Development Service Agreement - Confidential - Page 17

     11.2 ENTIRETY OF AGREEMENT. This Agreement, and its schedules sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions and agreements between them. No party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of both parties.

     11.3 NON-WAIVER. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

     11.4 DISCLAIMER OF AGENCY. This Agreement shall not constitute any party the legal representative or agent of another, nor shall any party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement. Therefore, it is understood and agreed that ICOS and Lilly shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for any party hereunder to act as agent for the other.

     11.5 SEVERABILITY. In the event any term of this Agreement is or becomes or is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of the Agreement shall remain in full force and effect.

     11.6 ASSIGNMENT. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any party without the prior written consent of the other (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its business unit to which this Agreement relates in a manner such that the assignor (if it continues as a separate entity) shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assignees of the parties and the name of a party appearing herein shall be deemed to include the names of such party's successor's and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section shall be void.

     11.7 HEADINGS. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

     11.8 LIMITATION OF LIABILITY. No party shall be liable to another for indirect, incidental, consequential or special damages, including but not limited to lost profits,



      Research and Development Service Agreement - Confidential - Page 18 arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages.

     11.9 INTERPRETATION This Agreement has been jointly prepared by the parties and their respective legal counsel and shall not be strictly construed against either party.

     11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

     11.11 COMPLIANCE WITH LAWS. Each party shall, and shall cause its respective Affiliates to, comply in all material respects with all federal, state, local and foreign laws, statutes, rules and regulations applicable to the parties and their respective activities under this Agreement.

     11.12 CONFIDENTIALITY. Each party hereto agrees to abide by the confidentiality provisions of Section 2.7 of the LLC Agreement with respect to confidential information generated under or disclosed to each other pursuant to the Project.


                         [signatures on following page]




      Research and Development Service Agreement - Confidential - Page 19

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


ELI LILLY AND COMPANY                   ICOS CORPORATION

By: /s/ Sidney Taurel                   By:  /s/ George B. Rathmann
   -----------------------------           -----------------------------
   Sidney Taurel                           George B. Rathmann,
   President and Chief                     Chairman of the Board, President
    Executive Officer                      and Chief Executive Officer


LILLY ICOS LLC

By: /s/  Sidney Taurel
   -----------------------------

   On behalf of Eli Lilly and
    Company, Member

By:  /s/ George B/ Rathman
   -----------------------------

   On behalf of ICOS Corporation,
    Member





           Research and Development Service Agreement - Confidential

                                 SCHEDULE 1.11

                                      TO

              RESEARCH AND DEVELOPMENT SERVICE AGREEMENT BETWEEN

                             ICOS CORPORATION AND

                             ELI LILLY AND COMPANY


                       FTE METHODOLOGY RATE CALCULATION
         ____________________________________________________________


     [  *  ].


     From time to time, Product Team will review this methodology to determine the extent such methodology is appropriate for the then-current Project Services.



 *Confidential Treatment Requested

                 Attachment A to Schedule 1.11 -- Confidential

                                 ATTACHMENT A
                               TO SCHEDULE 1.11


[  *  ]






 *Confidential Treatment Requested

                    Schedule 1.11 -- Confidential -- Page 2

                                 SCHEDULE 1.17

                                      TO

              RESEARCH AND DEVELOPMENT SERVICE AGREEMENT BETWEEN

                             ICOS CORPORATION AND

                             ELI LILLY AND COMPANY


                                    [  *  ]
         ____________________________________________________________


     Except as the Company may otherwise determine, in developing a Manufacturing Plan the Product Team shall, without limitation, consider establishing procedures and assigning responsibilities to address the following items:


     [  *  ]



 *Confidential Treatment Requested

                          Schedule 1.17 -- Confidential

                                 SCHEDULE 1.27

                                      TO

              RESEARCH AND DEVELOPMENT SERVICE AGREEMENT BETWEEN

                             ICOS CORPORATION AND

                             ELI LILLY AND COMPANY

                                   [  *  ]
         ____________________________________________________________


     Except as [ * ] may otherwise determine, the Regulatory Plan shall be prepared in a manner consistent with the following guidelines:


     [  *  ]


 *Confidential Treatment Requested

                          Schedule 1.27 -- Confidential

                                SCHEDULE 3.4(a)

                                      TO

              RESEARCH AND DEVELOPMENT SERVICE AGREEMENT BETWEEN

                             ICOS CORPORATION AND

                             ELI LILLY AND COMPANY


                                    [  *  ]
         ____________________________________________________________


     [  *  ]




 *Confidential Treatment Requested

                          Schedule 1.27 -- Confidential